Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (333-291729) of Seneca Bancorp, Inc. of our report dated March 30, 2026, related to the consolidated financial statements appearing in this Annual Report on Form 10-K of Seneca Bancorp, Inc. for the year ended December 31, 2025.

/s/ Bonadio & Co. LLP

Syracuse, New York

March 30, 2026